EXHIBIT 5(B) AND 8

                                             June 14, 1996

MDU Resources Group, Inc.
400 North Fourth Street
Bismarck, North Dakota  58501

Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-3 to be filed on or about the date hereof with the Securities and Exchange Commission by MDU Resources Group, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Act"), and pursuant to which the Company intends to register 3,000,000 shares of its Common Stock, par value $3.33 (the "Stock") and the Preference Share Purchase Rights attached thereto (the "Rights") for offer and sale in connection with its Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"), we are of the opinion that:

     (1) The Company is a corporation validly organized and existing under the laws of the State of Delaware.

     (2) When

         (a) appropriate authorizations by the Federal Energy Regulatory Commission, the Montana Public Service Commission and the Public Service Commission of Wyoming with respect to the issuance and sale of the Stock shall have been granted;

         (b) the Company's said Registration Statement on Form S-3 shall have become effective;

         (c) the Company's Board of Directors or a duly authorized committee thereof shall have approved the issuance and sale of the Stock by the Company; and

         (d) the Stock shall have been duly issued and delivered for the consideration set forth in the aforesaid Registration Statement and in accordance with the actions hereinabove mentioned,

the Stock will be  validly issued,  fully paid  and non-assessable.

     (3) The Rights, when issued as contemplated by the Registration Statement, will be validly issued.

     (4) The Stock to be purchased in the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto are validly issued and outstanding.

     (5) The statements made in the Registration Statement under Question 31, relating to Federal income tax consequences of participation in the Plan, constitute an accurate description of the Federal income tax consequences to participants in the Plan.

     We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state. Our opinions expressed above are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States. As to all matters of Montana, North Dakota, South Dakota and Wyoming law, we have relied upon the opinion to you of even date herewith of Lester H. Loble, II, Esq., Bismarck, North Dakota, the Company's General Counsel.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                             Very truly yours,

                                             /s/ Reid & Priest LLP

                                             REID & PRIEST LLP